Exhibit 99.2
STEMCELLS, INC. CLOSES $20 MILLION EQUITY FINANCING
PALO ALTO, Calif. November 18, 2008 — StemCells, Inc. (NASDAQ: STEM) announced today that it has closed the sale of 13,793,104 units to certain institutional investors at a price of $1.45 per unit, for gross proceeds of $20.0 million. Each unit consists of one share of common stock and one five-year warrant to purchase 0.75 share of common stock at an exercise price of $2.30 per share. The units were sold in a registered direct offering under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). The Company received total proceeds, net of offering expenses and placement agency fees, of approximately $18.5 million. The proceeds will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes. At September 30, 2008, the Company had cash, cash equivalents, and marketable debt securities of approximately $21.3 million, and together with the net proceeds of this offering, would have a pro forma cash balance of approximately $39.8 million.
“It is no secret that development-stage biotechnology companies like StemCells need to raise capital from time to time. The capital markets are extremely volatile and impossible to predict, so we are pleased to have strengthened our cash reserves in such turbulent times,” said Martin McGlynn, President and Chief Executive Officer. “We will continue to focus our efforts on managing our resources prudently and building long-term shareholder value.”
About StemCells, Inc.
StemCells, Inc. is a clinical-stage biotechnology company focused on the discovery, development and commercialization of cell-based therapeutics to treat diseases of the central nervous system and liver. The Company’s product development programs seek to repair or repopulate CNS and liver tissue that has been damaged or lost as a result of disease or injury. StemCells has pioneered the discovery and development of HuCNS-SC® cells, its highly purified, expandable population of human neural stem cells. StemCells has completed enrollment and dosing of a six patient Phase I clinical trial of its proprietary HuCNS-SC product candidate as a treatment for neuronal ceroid lipofuscinosis (NCL) and expects the trial to be completed in January 2009. NCL, which is often referred to as Batten disease, is a rare and fatal neurodegenerative disease that affects infants and young children. StemCells owns or has exclusive rights to more than 50 issued or allowed U.S. patents and more than 150 granted or allowed non-U.S. patents. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty as to whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technologies; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty regarding the validity and enforceability of the Company’s patents; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties as to whether the Company will achieve revenues from product sales or become profitable; and other factors that are described under the heading “Risk Factors” in Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q.

CONTACT:	StemCells, Inc. Rodney Young Chief Financial Officer 650-475-3100, Ext. 105 irpr@stemcellsinc.com

SOURCE:	StemCells, Inc.